                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 033-61601


                  PRICING SUPPLEMENT, DATED AUGUST 21, 1997
                  TO PROSPECTUS SUPPLEMENT DATED MAY 23, 1997
                       TO PROSPECTUS DATED MAY 22, 1997

                                Popular, Inc.
                         Medium-Term Notes, Series 3
             Due From Nine Months to 30 Years From Date of Issue

PRINCIPAL AMOUNT....................................$100,000,000.00

ORIGINAL ISSUE DATE................................. August 25, 1997

MATURITY DATE....................................... August 25, 2000

GLOBAL SECURITY..................................... Yes

INTEREST RATE PER ANNUM............................. 6.40%

INTEREST RATE BASIS................................. Fixed

INTEREST PAYMENT DATES.............................. June 15 and December 15 of each year and at
                                                     Maturity, commencing on December 15, 1997.

CUSIP NUMBER........................................ 73317PAB5

                                     Price to              Underwriting              Proceeds
                                    Public (1)              Discount(2)           to Company(1)(3)
                                 ---------------         ----------------        ------------------
Per Note.......................       100%                     .35%                    99.65%
Total..........................  $100,000,000.00            $350,000.00            $99,650,000.00

----------------

(1)  Plus accrued interest from August 25, 1997 if any.
(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.
(3) Before deducting other expenses payable by the Company estimated to be $100,000.
                               ----------------

The Notes offered hereby are offered by the several Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the Notes will be ready for delivery in New York, on or about August 25, 1997, against payment therefor in immediately available funds.

Credit Suisse First Boston      Merrill Lynch & Co.     Chase Securities, Inc.

                               ----------------

                               USE OF PROCEEDS

The proceeds from the issuance of the Note to which this Pricing Supplement relates will be used to finance Popular, Inc. subsidiaries and for the repayment of outstanding borrowings.

                                 UNDERWRITING

Subject to the terms and conditions set forth in a terms agreement (the "Terms Agreement") among Popular, Inc., (the Company) Credit Suisse First Boston Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Chase Securities, Inc. (the "Underwriters"), the Company has agreed to sell to the Underwriters, and the Underwriters have severally agreed to purchase, the respective principal amount of Notes set forth after their names below. The Terms Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will be obligated to purchase all of the Notes if any are purchased.


                         Underwriter                                       Principal Amount
                         -----------                                       ----------------
Credit Suisse First Boston Corporation ..................................    $ 33,400,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated ......................    $ 33,300,000
Chase Securities, Inc. ..................................................    $ 33,300,000
                                                                             ------------
      Total .............................................................    $100,000,000
                                                                             ============

The Underwriters have advised the Company that they propose initially to offer the Notes to the public at the public offering price set forth on the cover page of this Pricing Supplement, and to certain dealers at such price less a concession not in excess of .21% of the principal amount. The Underwriters may allow, and such dealers may reallow, a discount not in excess of .1% of the principal amount of the Notes to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

The Company has agreed to indemnify the several Underwriters against certain liablilities, including liabilities under the Securities Act of 1933.

The Underwriters and certain of their affiliates and associates are customers of, including borrowers from, engaged in transactions with, and/or perform services for, the Company and its subsidiaries, in the ordinary course of business. Also, in the ordinary course of their respective businesses, affiliates of the Underwriters engage, and may in the future engage, in commercial banking and investment banking transactins with the Company and its subsidiaries. Credit Suisse First Boston Corporation and Merrill Lynch & Co. have performed investment banking services for the Company in the last four years and have received fees in connection therewith. Chase Securities, Inc. was named selling agent effective May 22, 1997.